Exhibit 10.12

                                 FIRST AMENDMENT
                                       TO
                              TIB BANK OF THE KEYS
                             SPLIT DOLLAR AGREEMENT

         THIS AMENDMENT is made and entered into this 16th day of December, 2003, by and between TIB BANK OF THE KEYS, a state-chartered commercial bank located in Key Largo, Florida (the "Company"), and ___________ (the "Director").

         The Company and the Director executed the Split-Dollar Agreement on _____________ (the "Agreement").

         The Company and the Director, in accordance with Article 7 of the Agreement, agree to eliminate all post-retirement split-dollar benefits by amending the Agreement as follows:

                             AMENDMENTS TO ARTICLE 1

         Section 1.5 of the Agreement on "Normal Retirement Age" shall be deleted in its entirety and replaced with nothing.

                             AMENDMENTS TO ARTICLE 2

         Section 2.2 of the Agreement shall be deleted in its entirety and replaced by section 2.2 below:

         2.2 Director's Interest. The Director shall have the right to designate the beneficiary of any remaining death proceeds of the Policy. The Director shall also have the right to elect and change settlement options that may be permitted. Provided, however, the Director, the Director's transferee or the Director's beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 upon the Director's Termination of Service prior to a Change of Control.

         Section 2.4 of the Agreement on "Comparable Coverage" shall be deleted in its entirety and replaced by section 2.4 below:

         2.4 So long as this Agreement remains in force, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Director's interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of the Company's creditors.

                             AMENDMENTS TO ARTICLE 3

         Section 3.3 of the Agreement shall be deleted in its entirety and replaced by section 3.3 below:

         3.3 Cash Payment. The Company shall annually pay to the Director an amount necessary to pay the federal and state income taxes attributable to the imputed income and to the additional cash payments under this section. In calculating the cash payments due from the Company, the Company shall use the Director's actual marginal income tax bracket for the calendar year immediately preceding the payment to the Director. The cash payments shall cease as of the date of Termination of Service.

                             AMENDMENTS TO ARTICLE 7

          Article 7 shall be deleted in its entirety and replaced by Article 7 below:

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

         This Agreement may be amended or terminated by the Company at any time prior to a Change of Control. However, subsequent to a Change of Control, the Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

       IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

DIRECTOR:                                       COMPANY:

                                                TIB BANK OF THE KEYS

                                    BY___________________________________

______________________              TITLE _______________________________